SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                                Commission File Number 000-31305
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                              Haemacure Corporation
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             (Exact name of registrant as specified in its charter)


   2001 University, Suite 430, Montreal, Quebec H3A 2A6 Canada (514) 282-3350
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 Common Shares and Common Share Purchase Rights
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            (Title of each class of securities covered by this Form)


                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]          Rule 12h-3(b)(1)(ii)        [ ]
     Rule 12g-4(a)(1)(ii)    [ ]          Rule 12h-3(b)(2)(i)         [ ]
     Rule 12g-4(a)(2)(i)     [X]          Rule 12h-3(b)(2)(ii)        [ ]
     Rule 12g-4(a)(2)(ii)    [ ]          Rule 15d-6                  [ ]
     Rule 12h-3(b)(1)(i)     [ ]

Approximate number of holders of record as of the certification
or notice date:      236
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     Pursuant to the requirements of the Securities Exchange Act of 1934
Haemacure Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 19, 2002                     BY:  /s/ Gilles Lemieux
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